EXHIBIT 99.1





                         For Immediate Release
                   For Further Information, Contact
               Brian Arsenault, SVP, Investor Relations
                             207 761-8517





                   Banknorth Completes Acquisitions


May 3, 2004, Portland, Maine -- Banknorth Group, Inc. (NYSE: BNK) announced today that it finalized its acquisitions of CCBT Financial Companies, Inc. (NASDAQ: CCBT), the parent company of Cape Cod Bank and Trust Company, and Foxborough Savings Bank (OTS: FOXS.PK) on April 30, 2004.

"These acquisitions strengthen our increasing presence in Massachusetts, a vital market for Banknorth," said William J. Ryan, Chairman, President and Chief Executive Officer of Banknorth. "We are now a significant banking presence south of Boston and into the important Cape Cod market area."

At March 31, 2004, Banknorth Group, headquartered in Portland, Maine, had
$26.9 billion in assets. The two pending acquisitions are expected to increase Banknorth's assets by more than $1.5 billion. Banknorth's banking subsidiary, Banknorth, N.A., operates banking divisions in Connecticut (Banknorth Connecticut); Maine (Peoples Heritage Bank); Massachusetts (Banknorth Massachusetts); New Hampshire (Bank of New Hampshire); New York (Evergreen
Bank); and Vermont (Banknorth Vermont). The Company and Banknorth, N.A. also operate subsidiaries and divisions in insurance, money management, merchant services, mortgage banking, government banking and other financial services and offer investment products in association with PrimeVest Financial Services, Inc. The Company's website is at www.banknorth.com.